Exhibit 11.0

                COMTECH TELECOMMUNICATIONS CORP. AND SUBSIDIARIES

                 COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                                   (Unaudited)

                                                        Three Months Ended
                                                             October 31
                                                     ---------------------------
                                                        1998             1997
                                                     ----------       ----------

Net earnings                                         $  394,000       $  104,000
                                                     ==========       ==========
Computation of weighted average
  number of common and common equivalent
  shares outstanding during the period:

Weighted average number of
  common shares                                       2,672,013        2,650,404
Less: Treasury shares                                    55,000           55,000
                                                     ----------       ----------
Weighted average number of common
  shares outstanding                                  2,617,013        2,595,404

Potential dilutive common shares                        230,649           77,503
                                                     ----------       ----------

Weighted average number of common and
  common equivalent shares outstanding
  assuming dilution                                   2,847,662        2,672,907
                                                     ==========       ==========

Earnings per share:
  Basic                                              $      .15       $      .04
  Diluted                                                   .14              .04
                                                     ==========       ==========

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